Exhibit 10.2

RETENTION AND SEPARATION AGREEMENT AND GENERAL RELEASE

This Retention and Separation Agreement and General Release (“Agreement”) is entered into as of February 1, 2022 (the “Effective Date”), by and between Clene Inc., a Delaware corporation, on behalf of itself and its subsidiaries and affiliates (“Employer”) and Tae Heum (Ted) Jeong, his heirs, executors, administrators, successors, and assigns (collectively referred to as “Employee”) (collectively with Employer, the “Parties”).

WHEREAS, Employer and Employee entered into an Employment Agreement dated December 30, 2020 (the “Employment Agreement”);

WHEREAS, Employer and Employee wish to set forth the terms and conditions governing the mutual decision to terminate Employee’s employment with Employer as permitted by Section 4.4 of the Employment Agreement; and

WHEREAS, Employer and Employee wish to provide for the settlement and release of any and all claims, demands, and causes of action Employee may have against Employer arising out of or in any way related to Employee’s employment with Employer, according to the terms of this Agreement.

NOW, THEREFORE, in consideration of their mutual promises and undertakings contained herein, and in consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Separation Date; Consulting Period; Consulting Services. Employee’s employment with Employer will terminate effective February 1, 2022 at 12:01 A.M. (the “Separation Date”). Effective immediately upon the Separation Date, Employee agrees to serve as a consultant and provide the Consulting Services to the Company as detailed in this section 1 of this Agreement until December 31, 2022 (the “Consulting Period”). The Consulting Services shall consist of the following:

•
Advise on strategic initiatives to the CEO and CFO
•
Advise on financial compliance, internal controls and audit functions
•
Advise on policy development and implementation
•
Advise on investor relations, fundraising and partnership compliance

During the Consulting Period, the CEO and CFO may periodically reach out to Employee with requests to support and advise on the foregoing. In no event during the Consulting Period shall Employee be required to provide Consulting Services that would aggregate to more than fifty (50) hours during the Consulting Period. Employee agrees he will notify Employer in the event he is assigned consulting work by CEO and/or CFO that Employee believes will require him to work in excess of fifty (50) hour maximum. In the event that Employee and Company agree that additional hours are required to accomplish the requested Consulting Services, the Employee shall invoice Company for such additional hours and be paid at a rate of $400.00 per hour for every hour beyond fifty (50) hours. Any such additional compensation shall be paid within 10 days of receipt of an invoice detailing the additional hours worked.

2.
Consideration. Employer shall pay Employee $20,000 within 2 business days of the Effective Date as compensation for the Consulting Services. Employer shall pay Employee $80,000.00, the amount of his bonus for services rendered in 2021, which amount shall be payable on or about February 3, 2022. The Parties acknowledge and agree: (a) the 130,000 options granted to Employee on February 1, 2021 and the 20,000 options granted to Employee on April 3, 2021 to purchase capital stock of the Employer held by Employee as of the end of the Consulting Period, that are then outstanding but not yet exercisable shall both become exercisable as to all remaining shares subject to such options (which options must be exercised within 90 days of the termination of the Consulting Period), and (b) the 62,500 options granted to Employee on November 4, 2021, to purchase capital stock of the Employer held by Employee as of the end of the Consulting Period shall continue to vest based on its current schedule during the Consulting Period in accordance with the terms of such grants (which options, if vested at that time, must be exercised within 90 days of the termination of the Consulting Period. The Parties also agree that except for the payments of the amounts expressly set forth in this Section 1, no other payments of any kind are due or payable to Employee in connection with his employment by Employer.

3.
General Release, Claims Not Released and Related Provisions.

a.
General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges Clene Inc., and its parents, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, including without limitation, their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Release as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Releasees as of the date of execution of this Release, including, but not limited to, any alleged violation of: federal laws including: Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan);The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967; The Workers Adjustment and Retraining Notification Act; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Occupational Safety and Health Act; The Sarbanes-Oxley Act of 2002; The Toxic Substances Control Act; The Equal Pay Act; The Genetic Information Nondiscrimination Act of 2008; Utah and other state and local law, rule, regulation, or ordinance; all claims relating to or in connection with the Transaction, any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

b.
Claims Not Released. Employee is not waiving any rights Employee may have to: (a) his own vested accrued employee benefits under the Employer health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

c.
Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

4.
Acknowledgments and Affirmations. Employee affirms that: (a) he has not filed, caused to be filed, or is presently a party to any claim against Releasees; (b) he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement; (c) he has been granted any leave to which he was entitled under any federal, state or local leave or disability accommodation laws; (d) he has no known workplace injuries or occupational diseases; (e) he has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with his obligations under the Proprietary Information and Inventions Agreement executed by Employee on October 29, 2015 (“PIIA”); and (f) he has not been retaliated against for reporting any allegations of wrongdoing by Releases or any of their officers, including any allegations of corporate fraud.

5.
Non-Disparagement. Employee agrees that Employee will not make any statements or remarks about Employer or the current and former employees, attorneys, officers, directors and agents of Employer, both individually and in their business capacities, that are intended to cause harm or likely to cause harm, by any means including, without limitation, by verbal or written communication or on any social media or other electronic platform. Employee understands and agrees that nothing in this Section 5 shall preclude Employee from testifying truthfully pursuant to a lawfully issued subpoena, or from truthfully responding to a request for information from any federal, state or local governmental entity.

6.
Limited Disclosure. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, and/or to any federal, state or local government agency.

7.
Cooperation and Assistance. Employee agrees to reasonably cooperate with Employer in the defense or prosecution of any lawsuits, arbitrations, or any other types of proceedings, and in the preparation of any response to any examination or investigation by any government entity or agency, and with respect to any other claims or matters (all such lawsuits, arbitrations, proceedings, examinations, investigations, claims, and matters being collectively referred to as “Proceedings”), arising out of or in any way related to the policies, practices, or conduct of Employer during the time Employee was employed by Employer, and shall testify fully and truthfully in connection therewith. In addition, Employee agrees that, upon reasonable notice, Employee will participate in such informal interviews by counsel for Employer as may be reasonably necessary to ascertain Employee’s knowledge concerning the facts relating to any such Proceedings, and to cooperate with such counsel in providing testimony whether through deposition or affidavit in any such Proceeding. Employee agrees to immediately notify Employer if he is served with legal process to compel disclosure of any information related to either Employee’s employment with Employer, unless prohibited by law. Employee further agrees to immediately notify Employer if he is contacted regarding any legal claim or legal matter related to his employment with Employer, unless prohibited by applicable law. In all events, Employer will reimburse Employee for his reasonable travel, lodging, and other out-of-pocket expenses associated with his compliance with this Section 5. Employer will make every reasonable effort to accommodate Employee’s personal and business schedules when requesting his assistance and cooperation.

8.
Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Delaware without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

9.
Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

10.
Amendment of Employment Agreement; Entire Agreement. This Agreement, including Appendix A, the sections of the Employment Agreement expressly referenced below, and the PIIA, shall constitute the complete agreement and understanding of the parties with respect to the subject matter hereof and with respect to Employee’s employment with Employer during the Consulting Period, and supersedes any prior agreements or understanding covering this subject matter, either written or oral, between the parties, including without limitation, any sections of the Employment Agreement that are not expressly referenced below. Notwithstanding the foregoing, the parties agree that this Agreement shall supersede all terms and conditions set forth in the Employment Agreement which Employment Agreement shall terminate on the Effective Date hereof (except that the following provisions of the Employment Agreement shall survive and remain in full force and effect from the Effective Date through the expiration of the Consulting Period, and all applicable survival periods as set forth therein:

a.
Section 2.2 – Agreement not to Participate in Company’s Competitor

b.
Section 5, 5.1 and 5.2 – Restrictive Covenant, Non-Solicitation, and Non-competition

c.
Section 6 – Confidentiality and Proprietary Information

d.
Section 7 – Assignment and Binding Effect

e.
Section 12 – Waiver

f.
Section 13 – Severability

g.
Section 14 – Interpretation; Construction

h.
Section 17 – Arbitration

i.
Section 18 - Indemnification

Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

11.
Section 409A Compliance.

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”); accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 19.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.

Notwithstanding any provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

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12.
TIME FOR CONSIDERATION AND REVOCATION. EMPLOYEE UNDERSTANDS EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE UNDERSTANDS EMPLOYEE IS ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. EMPLOYEE MAY REVOKE HIS RELEASE OF ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, 6550 SOUTH MILROCK DRIVE, SUITE G50, SALT LAKE CITY, UTAH 84121. EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Employee	Clene Inc.

/s/ Tae Heum (Ted) Jeong	/s/ Rob Etherington
Tae Heum (Ted) Jeong	Rob Etherington
CEO, Clene Inc.

January 31, 2022	February 1, 2022
Date	Date

APPENDIX A

SUPPLEMENTAL GENERAL RELEASE

I, Tae Heum (Ted) Jeong, for good and valuable consideration, the receipt of which is specified in the Retention and Separation Agreement (“Agreement”) executed by myself and Clene, Inc., a Delaware Corporation, on behalf of itself and its subsidiaries and affiliates (“Employer”), hereto acknowledged, do hereby enter into this Supplemental General Release (“Release”) as follows:

1.
Incorporation by Reference of Agreement. I understand and agree that I remain bound by all provisions set forth in the Agreement, and that said Agreement is incorporated herein by reference in this Release. All capitalized terms not otherwise defined herein, shall have the same meaning as set forth in the Agreement.

2.
General Release, Claims Not Released and Related Provisions.

a.
General Release of All Claims. I knowingly and voluntarily release and forever discharge Releasees of and from any and all claims, known and unknown, asserted or unasserted, which I have or may have against Releasees as of the date of execution of this Release, including, but not limited to, any alleged violation of: federal laws including: Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan);The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967; The Workers Adjustment and Retraining Notification Act; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Occupational Safety and Health Act; The Sarbanes-Oxley Act of 2002; The Toxic Substances Control Act; The Equal Pay Act; The Genetic Information Nondiscrimination Act of 2008; Utah and other state and local law, rule, regulation, or ordinance; all claims relating to or in connection with the Transaction, any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

b.
Claims Not Released. I am not waiving any rights I may have to: (a) my own vested accrued employee benefits under the Employer health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

c.
Governmental Agencies. Nothing in this Agreement prohibits or prevents me from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, I agree that if such an administrative claim is made, I shall not be entitled to recover any individual monetary relief or other individual remedies.

3.
Acknowledgments and Affirmations. I affirm that: (a) I have not filed, caused to be filed, or am presently a party to any claim against Releasees; (b) I have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date I sign this Release; (c) I have been granted any leave to which I was entitled under any federal, state or local leave or disability accommodation laws; (d) I have no known workplace injuries or occupational diseases; (e) I have not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent my obligations under the PIIA; and (f) I have not been retaliated against for reporting any allegations of wrongdoing by Releases or any of their officers, including any allegations of corporate fraud.

4.
Return of Property. I affirm I have returned all of Employer’s property, documents, and/or any of Employer’s confidential and proprietary information in my possession or control. I also affirm that I am in possession of all of my property that I had at my work premises and that Employer is not in possession of any of my property.

5.
CONSIDERATION AND REVOCATION. I AGREE THAT I HAVE HAD UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. I UNDERSTAND I AM ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. I MAY REVOKE MY RELEASE OF ANY

CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, 6550 SOUTH MILROCK DRIVE, SUITE G50, SALT LAKE CITY, UTAH 84121. I AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

I FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST RELEASEES.

By:	/s/ Tae Heum (Ted) Jeong	Date:	January 31, 2022
Tae Heum (Ted) Jeong